UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2019

Commission File Number 000-55918

MUSCLE MAKER, INC.

(Exact name of small business issuer as specified in its charter)

California	47-2555533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

308 East Renfro Street, Suite 101, Burleson, Texas 76028

(Address of principal executive offices)

682-708-8250

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable.

Item 1.01	Entry Into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2019, Muscle Maker, Inc. (the “Company”) appointed Aimee Infante as Chief Marketing Officer of the Company and entered into an Employment Agreement with Ms. Infante. Pursuant to the Employment Agreement, Ms. Infante will be employed as Chief Marketing Officer of the Company for a period of two years unless earlier terminated pursuant to the terms of the Employment Agreement. During the term of the Employment Agreement, Ms. Infante will be entitled to a base salary at the annualized rate of $125,000, which will be increased to $150,000 upon the completion of a public offering of not less than $3 million together with listing on a national exchange (the “Public Offering”). Following the closing of the Public Offering, Ms. Infante will receive an one time $10,000 cash bonus and will be entitled to an annual cash bonus based on 25% of her base salary subject to satisfying specific written criteria. The Company agreed to issue Ms. Infante 5,000 restricted stock units upon closing of the Public Offering, which may be increased to 10,000 restricted stock units if the Public Offering is in excess of $5 million. Ms. Infante is also eligible to participate in employee benefits plans as the Company may institute from time to time that are available for full-time employees.

Pursuant to the Employment Agreement, Ms. Infante may be terminated for “cause” and she may resign for “good reason” as such terms are defined therein. In the event Ms. Infante is terminated without cause or resigns for good reason, the Company will be required to pay Ms. Infante all accrued salary and bonuses, reimbursement for all business expenses and provide Ms. Infante with the monthly salary and benefits for a term of six months. In the event Ms. Infante is terminated with cause, resigns without good reason, dies or is disabled, the Company will be required to pay her all accrued salary and bonuses and reimbursement for all business expenses through such date. Under the Employment Agreement, Ms. Infante is subject to confidentiality, non-compete and non-solicitation restrictions.

There is no understanding or arrangement between Ms. Infante and any other person pursuant to which she was appointed as executive officer. Ms. Infante does not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer. Ms. Infante has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.

Ms. Infante has served in various roles with the Company since 2014 starting as Marketing and Communications Manager in 2014 and then as a Marketing Director from February 2015 through April 2016. Ms. Infante was then promoted to Vice President of Marketing in April 2016 prior to her appointment as Chief Marketing Officer in May 2019. Prior to joining the Company, Ms. Infante served in various marketing roles including Regional Marketing Manager for Qdoba Mexican Grill from 2010 through 2014. Ms. Infante holds a Bachelor of Science in Marketing from Rider University.

The preceding description of the Employment Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, effective May 6, 2019, by and between Muscle Maker, Inc. and Aimme Infante

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MUSCLE MAKER, INC.

By:	/s/ Michael Roper
Name:	Michael Roper
Title:	Chief Executive Officer

Date:	May 10, 2019
Burleson, Texas